EXHIBIT 99.1

NEWS RELEASE

For Release on May 11, 2005	Contact: Mark H. Cosmez II
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Fourth Quarter and FY 2005 Results

     San Ramon, CA — Giga-tronics, Incorporated (NASDAQ: GIGA) reported today that net sales for fiscal year 2005 were $21,477,000, up 23% from $17,491,000 a year ago. Net income from continuing operations was $845,000 or $0.18 per fully diluted share versus a net loss from continuing operations of $4,444,000 or $0.94 per fully diluted share last year.

     For the fiscal year ended March 26, 2005, net profit was $612,000 or $0.13 per fully diluted share versus a net loss of $6,821,000 or $1.45 per fully diluted share for the same period a year ago.

     In the fourth quarter, net sales were $5,268,000, up 60% from $3,295,000 in the same quarter for the prior year. Net profit for the period was $203,000 or $0.04 per fully diluted share compared with a net loss of $1,712,000 or $0.36 per fully diluted share for the same period a year ago. Income from continuing operations for the fourth quarter was $222,000 or $0.05 per fully diluted share compared to a loss from continuing operations of $1,727,000 or $0.36 per fully diluted share for the same period a year ago.

     New orders from continuing operations have increased over the last two quarters. Orders from continuing operations increased 133% in the fourth quarter of FY 2005 from the same quarter a year ago. Our book-to-bill ratio in the fourth quarter of fiscal 2005 was 2.31 compared to 1.58 in the fourth quarter of fiscal 2004.

     Orders booked in the fourth quarter from continuing operations were $12,162,000 compared to $5,210,000 last year and for the 2005 fiscal year were $20,914,000 compared to $17,109,000 a year ago. Backlog at quarter end was $15.8 million (approximately $8.1 million is shippable within one year) as compared to $16.4 million (approximately $7.5 million shippable within one year) in the fourth quarter of the prior year.

     Cash and cash equivalents at March 26, 2005 were $2,540,000 compared to $2,752,000 as of March 27, 2004.

     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the fourth quarter and full fiscal year results. To participate in the call, dial 612-332-0923. The call will also be broadcast over the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of May 11, 2005 only.

     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

     Giga-tronics is a publicly held company, traded on the NASDAQ under the symbol “GIGA”.

     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 27, 2004 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands except share data)	March 26, 2005	March 27, 2004
Assets
Current assets
Cash and cash equivalents	$2,540	$2,752
Notes receivable	7	253
Trade accounts receivable, net of allowance of $77 and $339, respectively	3,145	1,959
Inventories	6,257	6,920
Prepaid expenses and other current assets	227	271

Total current assets	12,176	12,155
Property and equipment, net	674	1,251
Other assets	111	327

Total assets	$12,961	$13,733

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,075	$1,686
Accrued commissions	200	293
Accrued payroll and benefits	720	889
Accrued warranty	378	548
Customer advances	2	58
Obligations under capital lease	—	10
Other current liabilities	464	674

Total current liabilities	2,839	4,158
Deferred rent	310	379

Total liabilities	3,149	4,537

Shareholders’ equity
Common stock	12,756	12,752
Retained earnings (accumulated deficit)	(2,944)	(3,556)

Total shareholders’ equity	9,812	9,196

Total liabilities and shareholders’ equity	$12,961	$13,733

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except share data)	March 26, 2005	March 27, 2004	March 26, 2005	March 27, 2004

Net sales	$5,268	$3,295	$21,477	$17,491
Cost of sales	2,945	2,927	11,879	12,755

Gross profit	2,323	368	9,598	4,736
Product development	905	952	3,370	3,766
Selling, general and administrative	1,208	1,140	5,390	5,413

Operating expenses	2,113	2,092	8,760	9,179

Operating income (loss)	210	(1,724)	838	(4,443)
Other income (expense), net	15	—	11	(4)
Interest (expense) income, net	(3)	(3)	—	7

Income (loss) from continuing operations before income taxes	222	(1,727)	849	(4,440)
Provision for income taxes	—	—	4	4

Income (loss) from continuing operations	$222	$(1,727)	$845	$(4,444)
Income (loss) on discontinued operations, net of income taxes	(19)	15	(233)	(2,377)

Net income (loss)	$203	$(1,712)	$612	$(6,821)

Basic net income (loss) per share:
From continuing operations	$0.05	$(0.36)	$0.18	$(0.94)
On discontinued operations	(0.01)	0.00	(0.05)	(0.51)

Basic net income (loss) per share	$0.04	$(0.36)	$0.13	$(1.45)

Diluted net income (loss) per share:
From continuing operations	$0.05	$(0.36)	$0.18	$(0.94)
On discontinued operations	(0.01)	0.00	(0.05)	(0.51)

Diluted net income (loss) per share	$0.04	$(0.36)	$0.13	$(1.45)

Shares used in per share calculation:
Basic	4,727	4,717	4,725	4,704
Dilutive	4,802	4,717	4,741	4,704